                                                                    EXHIBIT 99.2


     THE FOLLOWING IS SUPPLEMENTAL INFORMATION REGARDING D&E COMMUNICATIONS,
INC.

     THIS IS NOT AN OFFER TO SELL OUR SECURITIES OR A SOLICITATION OF OFFERS TO BUY OUR SECURITIES.

     FOR PURPOSES OF THIS DOCUMENT, THE "OFFERING" SHALL MEAN OUR PROPOSED PRIVATE PLACEMENT OF $175 MILLION OF SENIOR NOTES.

     Unless the context otherwise requires, any references in this supplemental information to the "Company," "we," "us" or "our" shall refer to D&E Communications, Inc. and its subsidiaries after giving effect to the consummation of the Conestoga acquisition, "D&E" shall refer to D&E Communications, Inc. and its subsidiaries prior to giving effect to the Conestoga acquisition and "Conestoga" shall refer to Conestoga Enterprises, Inc. and its subsidiaries prior to giving effect to the Conestoga acquisition. However, we cannot be sure that we will complete the Conestoga acquisition on the terms or timetable currently contemplated or at all.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL AND OTHER DATA

     The following summary unaudited pro forma combined financial and other data as of and for each of the years in the three year period ended December 31, 2001, combine historical financial information of D&E and Conestoga to give effect to (i) the offering of the notes and other financing, (ii) the Conestoga acquisition and (iii) the treatment of the wireless businesses of D&E and Conestoga as discontinued operations, all of which are described in "Unaudited Pro Forma Combined Condensed Financial Statements" included in D&E's Form S-4/A dated April 24, 2002. The summary unaudited pro forma combined financial and other data for each of the years in the three year period ended December 31, 2001 assume that the Conestoga acquisition and the other transactions were consummated at the beginning of the periods presented. The summary unaudited pro forma combined financial and other data for the years ended December 31, 1999 and 2000 have been prepared on a basis consistent with the basis of presentation, including with respect to segment names and segment amount classifications, for the year ended December 31, 2001. The summary unaudited pro forma combined financial and other data as of December 31, 2001 has been prepared as if the Conestoga acquisition and the other transactions had occurred on that date. In addition, the access line data has been derived by combining the historical data as of the date presented for each of D&E and Conestoga.

     This summary unaudited pro forma combined financial and other data is not necessarily indicative of the financial position or operating results that would have occurred had the Conestoga acquisition and the other transactions been completed prior to the dates of presentation, nor is the information indicative of our future financial position or operating results. Results of operations and the financial position of the Company after completion of the Conestoga acquisition could differ significantly from the summary unaudited pro forma combined financial and other data, which are based on past operations. You should read the following summary unaudited pro forma combined financial and other data together with the "Unaudited Pro Forma Combined Condensed Financial Statements" included in D&E's Form S-4/A dated April 24, 2002 and D&E's and Conestoga's historical consolidated financial statements and accompanying notes included in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2001.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        2000        2001
                                                              --------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Operating revenue...........................................  $141,011    $147,623    $162,148
Operating expenses:(1)
  Cost of revenue...........................................    61,748      66,535      77,183
  Depreciation and amortization.............................    24,895      28,192      32,178
  Selling, general and administrative.......................    29,749      33,439      38,715
                                                              --------    --------    --------
    Total operating expenses................................   116,392     128,166     148,076
                                                              --------    --------    --------
Operating income(2).........................................  $ 24,619    $ 19,457    $ 14,072
                                                              ========    ========    ========
OTHER FINANCIAL DATA:
EBITDA(3)...................................................  $ 49,875    $ 49,019    $ 46,645
Adjusted EBITDA(3)................................................................    $ 52,843
Interest expense..................................................................    $ 20,937
Ratio of net debt to Adjusted EBITDA(3)(4)........................................        5.0x
Ratio of Adjusted EBITDA to interest expense(3)...................................        2.5x

ACCESS LINE DATA (AT END OF PERIOD):
RLEC........................................................   137,854     143,942     146,860
CLEC........................................................     4,447      14,823      26,342
                                                              --------    --------    --------
  Total access lines........................................   142,301     158,765     173,202
                                                              ========    ========    ========

                                                                                         AS OF
                                                                                   DECEMBER 31, 2001
                                                                                   ------------------
BALANCE SHEET DATA:                                                                 (IN THOUSANDS)
Cash and cash equivalents...................................                          $  6,214
Property, plant and equipment, net..........................                           181,843
Total assets................................................                           566,909
Total long-term obligations, including current maturities...                           270,969
Net debt(4).................................................                           264,755
Total shareholders' equity..................................                           223,518

---------------

(1) Cost of revenue reflects the sum of "Communication service expenses" and "Cost of communication products sold" as such items are presented in D&E's historical financial statements and "Cost of Service" and "Cost of Sales" as such items are presented in Conestoga's historical financial statements. Selling, general and administrative reflects the sum of "Marketing and customer services" and "General and administrative services" as such items are presented in D&E's historical financial statements and "Selling, general and administrative" as presented in Conestoga's historical financial statements.

(2) Operating income excludes other income (expense), including interest expense, income taxes and dividends on preferred stock, which are required to derive income (loss) from continuing operations.

(3) EBITDA is defined as operating income plus (a) depreciation and amortization, (b) non-recurring acquisition costs not related to the Conestoga acquisition and (c) non-cash compensation expense relating to D&E's long term incentive plan. Adjusted EBITDA is defined as EBITDA plus certain non-recurring building expenses, management's estimates of certain identified cost savings related to workforce reductions and certain operating and corporate expense savings. The calculation of Adjusted EBITDA is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1999      2000      2001
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Operating income............................................  $24,619   $19,457   $14,072
  Depreciation and amortization.............................   24,895    28,192    32,178
  Acquisition-related costs.................................      104       845       175
  Non-cash compensation expense.............................      257       525       220
                                                              -------   -------   -------
EBITDA......................................................   49,875    49,019    46,645
  Impact of cost savings from workforce reduction(a)...........................     3,623
  Impact of operating and corporate expense savings(b).........................       967
  Building relocation costs(c).................................................     1,100
  Retention compensation(d)....................................................       508
                                                                                  -------
Adjusted EBITDA................................................................   $52,843
                                                                                  =======

---------------

    (a) Includes estimated savings of $1,802 for D&E and $2,443 for Conestoga in connection with workforce reductions which will occur on the closing of the Conestoga acquisition or within 100 days following the closing of the Conestoga acquisition, net of $622 of expected wage increases as a result of the Conestoga acquisition. Includes salary savings and estimated benefits savings, which are based on average cost of benefits per employee since 1994.

    (b) Represents operating and corporate expense savings anticipated by management within 12 months following the completion of the Conestoga acquisition, including: (i) $225 due to reduction in general insurance premiums for policies covering property and casualty, workers' compensation, auto, errors and omissions and medical, (ii) $115 related to the administration of payroll and certain benefit plans, (iii) $227 reduction in the cost of providing long distance service due to the negotiation of lower rates which became effective in March 2002 and (iv) $400 anticipated from increased purchasing power primarily with respect to network equipment.

    (c) Represents non-recurring costs associated with D&E's building relocation in 2001.

    (d) Represents retention compensation attributable to certain Conestoga and D&E employees that is scheduled to be earned and paid during the 12 month period following the acquisition.

    EBITDA and Adjusted EBITDA are measures of cash generated from operations. EBITDA and Adjusted EBITDA are not measures of performance or financial condition under generally accepted accounting principles, but are presented because they are frequently used in the investment community as an indicator of a company's ability to source and incur debt. EBITDA and Adjusted EBITDA should not be considered alternatives to net income or operating income as indicators of our operating performance or as alternatives to cash flows as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA and Adjusted EBITDA differently and, therefore, EBITDA and Adjusted EBITDA as presented by us may not be comparable to EBITDA and Adjusted EBITDA reported by other companies. D&E has previously reported Adjusted EBITDA in its Annual Report on Form 10-K/A for the year ended December 31, 2001 and computed it as operating income plus depreciation and amortization.

(4) Net debt represents total long-term obligations, including current maturities, less cash and cash equivalents.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations includes a discussion of our financial condition and results of operations on a pro forma basis giving effect to the Conestoga acquisition, the offering of the notes and the other transactions described in "Unaudited Pro Forma Combined Condensed Financial Statements" as of the beginning of the period discussed. This discussion should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements, and the related notes, included in D&E's Form S-4/A dated April 24, 2002, and the historical financial statements of both D&E and Conestoga, and the related notes, included in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2001. The pro forma discussion is presented for illustrative purposes only. It is not indicative of the financial condition or results of operations that would have occurred had the Conestoga acquisition and the other transactions been completed on the dates assumed, nor is the information indicative of our future financial condition or results of operations. Our results of operations and financial condition after completion of the Conestoga acquisition could differ significantly from those reflected in this discussion, which is based on past operations. Monetary amounts presented in the following discussion are in thousands, except per share amounts.

PRO FORMA OVERVIEW

     We are a leading rural local exchange carrier providing integrated communications services to residential and business customers in markets throughout eastern Pennsylvania. Our RLEC operates in parts of Lancaster, Berks, Lebanon, Chester, Montgomery, Lehigh, Union and Northumberland counties in Pennsylvania. We also operate as a CLEC in the Lancaster, Reading, State College, Pottstown, Williamsport, Altoona and Harrisburg, Pennsylvania metropolitan areas, which we refer to as our edge-out markets. We offer our customers a comprehensive package of communications services including local and long distance telephone, high speed data and Internet access services. We also provide business customers with integrated voice and data network solutions. In addition, we presently hold a one-third interest in Eurotel, LLC, whose indirect wholly-owned subsidiary, Pilicka Telephone S.A., operates a telephone network in a region south of Warsaw, Poland. We currently are exploring strategic alternatives with regard to this investment.

     At the beginning of 2001, D&E changed its internal financial reporting to provide management with financial results for its four business segments. D&E's new segments, excluding Wireless Services, which is now reported as a discontinued segment, are RLEC, CLEC, Internet Services and Systems Integration. This change was primarily a response to an increase in the portion of D&E's business operating in non-regulated competitive markets. D&E also changed the measure of profitability for these segments from net income to operating income because its business lines do not follow the corporate structure as closely as the previous segments had. In the first quarter of 2002, D&E renamed its ILEC segment to "RLEC" and its Networking Services segment to "Systems Integration" to better define these businesses. All of D&E's segment information presented here has been reclassified to reflect the above changes. In addition, the segments previously reported by Conestoga have been realigned as follows:
Telephone Wireline is now reported as "RLEC;" CLEC and Long Distance is now reported as "CLEC;" the Infocore component of Other is now reported as "Systems Integration;" and Telephone Wireless is now reported as a discontinued segment. When reclassifying Telephone Wireline to RLEC, we reclassified the associated revenues and expenses with its equipment business to Systems Integration. Also, when reclassifying CLEC and Long Distance to CLEC, we reclassified the associated revenues and expenses with its dial-up Internet customers to Internet Services.

     Our RLEC revenue is derived primarily from network access charges, local telephone service, enhanced telephone services and regional toll service. Network access revenue consists primarily of charges paid by long distance companies for access to our network in connection with the completion of long distance telephone calls and payments from end-users. Local telephone service revenue consists of charges for local telephone services, including monthly charges for basic local service. Enhanced telephone services revenue is derived from providing special calling features, such as call waiting, caller ID, voicemail and PhoneGuard(TM). Regional long distance revenue is derived from providing regional long distance services to our RLEC customers.

     Our CLEC revenue is derived primarily from network access charges, local telephone service, enhanced telephone services and long distance service revenue. Network access revenue consists primarily of charges paid by long distance companies and other non-CLEC customers for access to our network in connection with the completion of long distance telephone and local calls and the delivery of other services. Local telephone service revenue consists of charges for local telephone services, including monthly charges for basic local service. Enhanced telephone services revenue is derived from providing special calling features, such as call waiting, caller ID, voicemail and PhoneGuard(TM). Long distance revenue consists of charges for both national and regional long distance services, a small portion of which were provided on a resale basis.

     Our Internet services revenue is derived from dial-up and high speed Internet access services, in addition to web hosting services. We market these services primarily in our RLEC and CLEC service areas.

     Our systems integration revenue is derived from sales of services that support the design, implementation and maintenance of local and wide area networks and telecommunications systems. In addition, we sell data and voice communications equipment and provide custom computer programming service. We market these products and services primarily in our RLEC and CLEC service areas.

     Our operating costs and expenses primarily include wages and related employee benefit costs, depreciation and amortization, selling and advertising, software and information system services and general and administrative expenses. Our RLEC segment incurs costs related to network access charges, directory expense and other operations expenses such as digital electronic switch expense, engineering and testing costs. Our CLEC incurs costs related to leased network facilities associated with providing local telephone service to customers, engineering costs and network access costs for local calls and long distance expense. Our Internet services segment incurs leased network facilities costs for our dial-up Internet service and for our DSL service. Our systems integration business incurs expenses primarily related to equipment and materials used in the course of the installation and provision of service.

     We incur access line-related capital expenditures associated with access line growth, expenditures for upgrading existing facilities and costs related to the provision of DSL and dial-up Internet services in our RLEC and CLEC service areas. We believe that our capital expenditures related to CLEC access line growth are generally associated with additional customers and therefore tend to result in incremental revenue. We believe that our additional capital expenditures in software and systems will provide us with a competitive advantage in the marketplace and generally allow for corresponding reductions in operating expenses.

UNAUDITED PRO FORMA RESULTS OF OPERATIONS

     The pro forma financial information for 2000 has been prepared on a basis consistent with the 2001 pro forma financial information. See "Unaudited Pro Forma Combined Condensed Financial Statements" included in D&E's Form S-4/A dated April 24, 2002 for a discussion of the 2001 pro forma basis of presentation. The following table is a summary of our pro forma operating results by segment, excluding our discontinued wireless segment:

                                                                                            CORPORATE,
                                                             INTERNET        SYSTEMS        OTHER AND      TOTAL
                                         RLEC      CLEC     SERVICES(1)   INTEGRATION(2)   ELIMINATIONS   COMPANY
                                        -------   -------   -----------   --------------   ------------   --------
2000                                                                  (IN THOUSANDS)
Operating revenues -- external........  $86,471   $26,152     $    90        $30,765         $ 4,145      $147,623
Operating revenues -- intercompany....    6,001       192          --            179          (6,372)           --
                                        -------   -------     -------        -------         -------      --------
  Total operating revenues............   92,472    26,344          90         30,944          (2,227)      147,623
Depreciation and amortization(3)(4)...   23,388     1,747          42          2,281             735        28,193
Acquisition-related expenses(5).......       --        --          --             --             845           845
Other operating expenses(6)...........   43,351    28,342       1,315         28,803          (2,683)       99,128
                                        -------   -------     -------        -------         -------      --------
  Total operating expenses............   66,739    30,089       1,357         31,084          (1,103)      128,166
                                        -------   -------     -------        -------         -------      --------
Operating income (loss)...............  $25,733   $(3,745)    $(1,267)       $  (140)        $(1,124)     $ 19,457
                                        =======   =======     =======        =======         =======      ========
2001
Operating revenues -- external........  $90,522   $29,077     $ 1,953        $36,849         $ 3,747      $162,148
Operating revenues -- intercompany....    8,281       413          23             99          (8,816)           --
                                        -------   -------     -------        -------         -------      --------
  Total operating revenues............   98,803    29,490       1,976         36,948          (5,069)      162,148
Depreciation and amortization(3)(4)...   25,775     2,346         259          3,308             490        32,178
Acquisition-related expenses(5).......      146        --          --              6              23           175
Other operating expenses(6)...........   46,900    33,943       3,926         35,522          (4,568)      115,723
                                        -------   -------     -------        -------         -------      --------
  Total operating expenses............   72,821    36,289       4,185         38,836          (4,055)      148,076
                                        -------   -------     -------        -------         -------      --------
Operating income (loss)...............  $25,982   $(6,799)    $(2,209)       $(1,888)        $(1,014)     $ 14,072
                                        =======   =======     =======        =======         =======      ========

---------------
(1) We commenced our Internet services operations on October 1, 2000.

(2) We acquired two systems integration businesses in 2000.

(3) Goodwill amortization associated with acquisitions consummated by Conestoga in prior periods has been eliminated. These pro forma statements provide for the accounting treatment of the merger and related transactions to be in accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets," and therefore goodwill related to this merger has not been amortized. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on an annual basis. Since D&E is not able to adopt SFAS No. 142 until January 1, 2002, the D&E historical financial information is not adjusted for the impact of the new accounting rules. D&E is in the process of evaluating the impact of SFAS No. 142 to determine what the impact will be on its financial statements.

(4) Additional amortization expense of $5,000 has been recognized as a result of an estimated allocation of the purchase price for the Conestoga acquisition to intangible assets other than goodwill.

(5) During 2001, Conestoga incurred one-time transaction costs totaling $11,401 with respect to the review of its strategic options, the transaction with D&E and the terminated transaction with NTELOS. For financial accounting purposes, Conestoga recognized this amount as an expense in 2001. These expenses were eliminated in the pro forma results presented here. D&E also incurred one-time transaction costs totaling $175 with respect to an initial bid to acquire Conestoga, which failed in 2001, and have not been removed for pro forma purposes. In 2000, Conestoga incurred one-time transaction expenses totalling $845 as a result of its merger with TeleBeam, Inc.

(6) Additional pro forma compensation has been recognized for $508 of retention compensation attributable to certain Conestoga and D&E employees that is scheduled to be earned and paid during the 12 month period following the merger date.

PRO FORMA COMBINED OPERATIONS

     Overview of 2001 Compared to 2000

     Consolidated operating revenues from continuing operations increased 9.8% to $162,148 in 2001 from $147,623 in 2000. This increase consisted of revenue increases in all of our operating segments. Our RLEC segment revenues increased 6.8% to $98,803 in 2001 from $92,472 in 2000 primarily an increase in local service revenues resulting from a higher number of access lines in service and increased network access revenues from greater inter-LATA pooling settlements. In addition, consolidated operating revenue increased as a result of the growth in our customer bases in our CLEC and Internet services segments and the inclusion of a full year of results for two systems integration businesses acquired in 2000. Before corporate eliminations, CLEC revenues increased 11.9% to $29,490 in 2001 from $26,344 in 2000, Internet services revenue increased to $1,976 in 2001 from $90 in 2000 and systems integration revenues increased 19.4% to $36,948 in 2001 from $30,944 in 2000.

     Consolidated operating income from continuing operations decreased 27.7% to $14,072 in 2001 from $19,457 in 2000. The lower results in 2001 were primarily a result of higher operating losses at our CLEC, Internet services and systems integration businesses of $3,054, $942 and $1,748, respectively, due to (i) the expansion of our CLEC and Internet services operations, which resulted in the addition of 11,519 access lines, 8,168 dial-up Internet subscribers and 2,701 DSL subscribers in 2001 and (ii) a full year of expenses for our systems integration businesses acquired in 2000. In addition we incurred one-time expenses including (i) $1,100 of expenses related to the relocation of certain facilities and (ii) $175 of acquisition expenses related to D&E's initial bid to acquire Conestoga. RLEC operating income for 2001 increased 1.0% to $25,982 from $25,733 in 2000.

     After the Conestoga acquisition, we believe that we will have the potential to realize cost efficiencies based on our larger scale. We believe that the integration of D&E and Conestoga may present opportunities to reduce costs through the elimination of duplicative operational and administrative functions and through economies of scale. We have identified workforce reductions throughout the combined companies, that we expect to be completed within 100 days of the closing of the Conestoga acquisition. These workforce reductions are expected to result in annual salary and benefits cost savings of $3,623, net of certain salary increases related to the Conestoga acquisition. In addition, we expect to generate an additional $967 in annual cost savings from lower long distance expenses, reduced insurance premiums, savings related to the administration of payroll and certain benefit plans and savings related to increased purchasing power.


Pro Forma Combined RLEC Segment Results                         FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         2001
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Operating revenues:
  Local telephone service...................................  $ 25,498     $ 28,077
  Network access............................................    50,994       56,114
  Other.....................................................    15,980       14,612
                                                              --------     --------
     Total operating revenues...............................    92,472       98,803

Depreciation and amortization...............................    23,388       25,775
Other operating expenses....................................    43,351       47,046
                                                              --------     --------
     Total operating expenses...............................    66,739       72,821
                                                              --------     --------
Operating income............................................  $ 25,733     $ 25,982
                                                              ========     ========
Access lines at December 31.................................   143,942      146,860

---------------

     RLEC segment revenues increased 6.8% to $98,803 in 2001 from $92,472 in 2000. The increase was primarily attributable to increases in network access revenues of 10.0% to $56,114 in 2001 from $50,994 in 2000. Network access revenues grew due to several factors, including access line additions and higher call volumes, which resulted in increased minutes of use. Local telephone service revenues increased 10.1% to $28,077 in 2001 from $25,498 in 2000 primarily due to access line additions and increased sales of enhanced services. Other revenues, which include regional long distance service, directory advertising and billing and collection decreased 8.6% to $14,612 in 2001 from $15,980 in 2000.

     Operating expenses increased 9.1% to $72,821 in 2001 from $66,739 in 2000. The increase in 2001 was primarily attributable to increases in general and administrative expenses and incremental costs associated with network operations and depreciation related to the enhancement of and relocation of certain operations to new facilities. Operating income increased 1.0% to $25,982 in 2001 from $25,733 in 2000.

Pro Forma Combined CLEC Segment Results                         FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                2000          2001
                                                              ---------     ---------
                                                              (DOLLARS IN THOUSANDS)
Operating revenues:
  Local telephone service...................................   $ 2,261       $ 5,974
  Network access............................................       612         1,515
  Long distance.............................................    20,545        19,879
  Other.....................................................     2,926         2,122
                                                               -------       -------
     Total operating revenues...............................    26,344        29,490

Depreciation and amortization...............................     1,747         2,346
Other operating expenses....................................    28,342        33,943
                                                               -------       -------
     Total operating expenses...............................    30,089        36,289
                                                               -------       -------
Operating loss..............................................   $(3,745)      $(6,799)
                                                               =======       =======
Access lines at December 31.................................    14,823        26,342

---------------

     CLEC segment revenues increased 11.9% to $29,490 in 2001 from $26,344 in 2000. This increase was primarily attributable to a significant increase in the number of business access lines we served from 14,823 in 2000 to 26,342 in 2001, offset by decreases in long distance and other revenues.

     Operating expenses increased 20.6% to $36,289 in 2001 from $30,089 in 2000. The increase was primarily attributable to an increase in network operations expenses as a result of the expansion of our fiber optic network and the migration of many of our CLEC customers onto our own facilities. This expansion includes expenses for engineering design and network administration. The increase was also due to the price competitive nature of the long distance business. Operating losses increased 81.5% to $6,799 in 2001 from a loss of $3,745 in 2000.

Pro Forma Combined Internet Services Segment Results            FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                2000          2001
                                                              ---------     ---------
                                                              (DOLLARS IN THOUSANDS)
Operating revenues..........................................   $    90       $ 1,976

Depreciation and amortization...............................   $    42       $   259

Other operating expenses....................................     1,315         3,926
                                                               -------       -------
     Total operating expenses...............................     1,357         4,185
                                                               -------       -------
Operating loss..............................................   $(1,267)      $(2,209)
                                                               =======       =======
Customers at December 31:
  DSL.......................................................     1,044         3,745
  Dial-up access............................................     2,161        10,329
  Web hosting services......................................        50           459

---------------

     Our Internet services operations were launched in October 2000, and therefore, reflect start-up expenses, such as marketing and customer services expenses and expenses related to the initial general and administrative planning process and results of operations for only three months in 2000. Operating revenues were $1,976 in 2001 compared to $90 in 2000. Operating expenses were $4,185 in 2001, resulting in operating losses of $2,209 in 2001, compared to a loss of $1,267 in 2000.

Pro Forma Combined Systems Integration Segment Results        FOR THE YEAR ENDED,
                                                                 DECEMBER 31,
                                                              -------------------
                                                               2000        2001
                                                              -------     -------
                                                                (IN THOUSANDS)
Operating revenues..........................................  $30,944     $36,948
Depreciation and amortization...............................  $ 2,281     $ 3,308
Other operating expenses....................................   28,803      35,528
                                                              -------     -------
     Total operating expenses...............................   31,084      38,836
                                                              -------     -------
Operating loss..............................................  $  (140)    $(1,888)
                                                              =======     =======

     Systems integration segment revenues increased 19.4% to $36,948 in 2001 from $30,944 in 2000. The increase is primarily due to the acquisition of two businesses in the year 2000. Operating revenues in 2001 reflected a full twelve months of operations for the two companies acquired in 2000.

     Operating expenses increased 24.9% to $38,836 in 2001 from $31,084 in 2000 primarily due to the inclusion of the acquisitions completed in 2000. These increases include a higher amortization expense as a result of additional goodwill recorded from the acquisitions. The increase is also attributable to integration costs related to the acquisitions. Operating losses expanded by $1,748 to a loss of $1,888 in 2001 from a loss of $140 in 2000.

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

     We use net cash generated from operations and external financing to fund capital expenditures for network expansion, modernization, general capital improvements and to invest in new businesses. We believe our sources of funds, primarily from operations, and, to the extent necessary, from borrowings under our credit facility, are sufficient to meet our ongoing operating and investing requirements. As of December 31, 2001, we had cash and cash equivalents on a pro forma basis of $6,214.

     After the Conestoga acquisition, we expect to maintain D&E's $50,000 term loan and $50,000 revolving credit facility, of which $42,000 was undrawn at December 31, 2001, with CoBank and Conestoga's two term loans totaling $35,000 with CoBank.

     We believe that our most significant commitments, contingencies and projected uses of funds in 2002, other than for operations, include capital expenditures, the payment of annual common stock dividends and other contractual obligations and commitments which are presented at the end of this discussion. We believe that we will have sufficient resources to meet these commitments, contingencies and projected uses of funds.

     We hold a 33% interest in EuroTel, LLC, whose indirect wholly-owned subsidiary, Pilicka Telephone S.A., operates a telephone network in a region south of Warsaw, Poland, which we account for under the equity method of accounting. As a result of the equity method of accounting, neither the assets nor the liabilities of EuroTel are presented on a consolidated basis on our balance sheets. We plan to advance funds to EuroTel and Pilicka, on an equal basis with the other investors in EuroTel, for certain of their operating cash needs for the fiscal year 2002. In 2001, D&E made advances of $9,920 and we expect that our 2002 advances will be approximately $1,000 in the aggregate. We believe that we have no obligation to fund EuroTel or Pilicka, and we currently are exploring strategic alternatives with regard to our investment in those entities.

     The following table sets forth our obligations and commitments, including debt maturities, to make future payments under contracts, as of December 31, 2001:

                                                PAYMENTS DUE BY PERIOD
                              -----------------------------------------------------------
                              LESS THAN                               AFTER
OBLIGATION                     1 YEAR      1-3 YEARS    4-5 YEARS    5 YEARS      TOTAL
----------                    ---------    ---------    ---------    --------    --------
                                                    (IN THOUSANDS)
Purchase commitments(1).....   $1,995       $   --       $    --     $     --    $  1,995
Long-term debt..............       --        7,500        17,000      243,500     268,000
Capital lease obligations...      342          704           580        3,867       5,493
Operating leases............      843        1,282           212          108       2,445
Systems integration
  acquisitions payments.....      400          400            --           --         800
                               ------       ------       -------     --------    --------
Total.......................   $3,580       $9,886       $17,792     $247,475    $278,733

---------------
(1) Represents commitments for the purchase of equipment and materials.

FIRST QUARTER 2002 RESULTS

     On a pro forma basis for the three months ended March 31, 2002, we generated operating revenues, operating income and EBITDA of $41.7 million, $5.0 million and $13.2 million, respectively, compared with $42.4 million, $238,000 and $10.1 million, respectively, for the three months ended March 31, 2001.